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                                                                    EXHIBIT 10.3

February 24, 1994



American Computer and Electronics Corporation
209 Perry Parkway
Gaithersburg, Maryland 20877


FIRM FIXED PRICE                                         SUBCONTRACT NO. LWF547D

PLACED UNDER GOVERNMENT PRIME CONTRACT # N00600-94-D-0344


================================================================================


                              SUBCONTRACT AGREEMENT


The Subcontract Agreement is entered into as of February 24, 1994.

                                     BETWEEN

AT&T Corp., Government Integrated Solutions (GIS), ("COMPANY") a New Jersey corporation, having offices at 8403 Colesville Road, Silver Spring, MD 20910

                                      AND

American Computer and Electronics Corporation ("SUBCONTRACTOR"), a Maryland Corporation having its principal office at 209 Perry Parkway, Gaithersburg, Maryland 20877.

                                WITNESSETH THAT;

IN CONSIDERATION OF THE PROMISES, MUTUAL COVENANTS AND AGREEMENTS CONTAINED HEREIN, THE PARTIES HERETO AGREE AS FOLLOWS:

This Subcontract, effective February 24, 1993 is made between AT&T ("COMPANY") and American Computer ("SUBCONTRACTOR"). The effort to be performed by Subcontractor under this subcontract will be part of AT&T's Prime Contract Number N00600-94-D-0344 with the Washington Navy Yard. The



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work defined in Section C (Statement of Work) and made a part of this subcontract will be performed on a Fixed Price basis, in accordance with the AT&T Special Terms and Conditions SECTION D, Contract Clauses SECTION E and any other referenced specifications and schedules attached hereto.

SECTION A - CONTENTS OF SUBCONTRACT AND ORDER OF PRECEDENCE

A.1      CONTENTS OF SUBCONTRACT

         * Contract Form/Cover Page/Signature Page

         * Section A - Contents of Subcontract and Order of Precedence

         * Section B - Services and Prices

         * Section C - Statement of Work

         * Section D - AT&T General Provisions

         * Section E - Contract Clauses

         * Section F - Contract Administration

         * Section G - Representations and Certifications

A.2      ORDER OF PRECEDENCE

         In the event of an inconsistency between any of the provisions of this subcontract, the inconsistency shall be resolved by giving precedence to the provisions of the Subcontract in the following order:

         (1) AT&T Special Terms and Conditions, Section D

         (2) The Statement of Work, Section C

         (3) Contract Clauses, Section E

         (4) All other sections and attachments.

A.3      ENTIRE AGREEMENT

         Upon acceptance of the subcontract, the Company agrees that the provisions under this subcontract, its attachments and all documents incorporated herein by reference, shall constitute the



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         entire Subcontract between the parties hereto and supersede all prior agreements relating to the subject matter hereof. This subcontract may not be modified or terminated orally, and no modification nor any claimed waiver of any of the provisions hereof shall be binding upon Subcontractor unless in writing and signed by AT&T.


         AT&T                                    AMERICAN COMPUTER


By   /s/ Clyde P. Jackson, Jr.          By  /s/ S. Joseph Dorr
  -----------------------------           -----------------------------
Name CLYDE P. JACKSON, JR.                  Name S. JOSEPH DORR
 (Typed)                                     (Typed)

Title MANAGER, PURCHASING &                 Title VICE PRESIDENT
      TRANSPORTATION

Date  June 7, 1994                          Date  June 3, 1994
      ------------                                ------------



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                                                                       Section B
                                                             Subcontract LWF547D

                                    SECTION B

                          SUPPLIES/SERVICES AND PRICES


B.1      STATEMENT OF REQUIREMENTS

The seller shall provide the Software and Documentation described in Section C at the prices listed on Attachment B-1 for a total price of $__________.
[This material is confidential and has been omitted and filed separately with the Commission.]


         B.1.1 DELIVERY - TMS System will be built and operational by 9-30-94.

         B.1.2  PERIOD OF PERFORMANCE:  1-1-94 through 12-31-94

B.2      WARRANTY

         Warranty begins after Government Acceptance.

B.3      OPTION PRICES AND SCHEDULE

         B.3.1 The Company reserves the right to unilaterally exercise an option to purchase from Subcontractor the listed services in Paragraph
         B.4 "Continuing Maintenance", in whole or in part, by written notice, at any time within the stated option period at the price specified.

B.4      CONTINUING MAINTENANCE:

         The Seller shall provide Continuing Maintenance at the prices described below and detailed on Attachment B-2.

         [This Section B.4 is confidential and the confidential portion has been omitted and filed separately with the Commission.]

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         TMS Support Call-Out Maintenance on an "as required" basis.

B.5      RIGHT TO PROCURE ADDITIONAL QUANTITIES OF SUPPLIES/SERVICES

         The Company reserves the right to procure additional quantities of supplies/services at the unit prices specified thereto. Such right shall be exercisable by the Company for a 5 year period from the effective date of the Subcontract.

B.6      FIXED PRICE

         Fixed price is contingent upon anticipated receipt of Delivery Orders from the Government. The Company will issue Subcontractor a purchase order for work to be performed under this contract. Subcontractor will not be expected to perform services without a purchase order.

         If all or a portion of this subcontract is not ordered by the Government, there will be a reduction of unit price plus training both on hours and equipment in accordance with the price breakdowns on Attachment B-3 dated October 3, 1993 modified by the delta Proposal Attachment B-4.

B.7      TYPE OF SUBCONTRACT

         The Subcontract awarded hereunder is a firm fixed price, supply, type subcontract. The prices specified shall not be increased due to increased labor or materials costs during the term of this Subcontract unless otherwise specified herein.

         (Attachments B-1, B-2, B-3 and B-4 are confidential and have been omitted and filed separately with the Commission)

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                                                                       Section C
                                                            Subcontract #LWF547D


                                    SECTION C

                                STATEMENT OF WORK


1.   SCOPE

This Statement Of Work (SOW) defines the requirements for the supplier to design, develop, and implement the necessary software and hardware to provide the Department of State (DOS), located in Washington, D.C., certain telecommunication management systems. DOS will provide work area and office equipment, as required, for sub-contractor personnel on site.

These systems shall provide a fully inter-operable automated solution to address work order receipt and processing, trouble call receipt and processing, installation records, maintenance record activity, cable and wire records, cost allocation for billing to end users number of all upgrades in addition, long distance and local calls, including on-net calls, and directory services. Subcontractor's effort shall be in support of the DOS Consolidated Telecommunications Services (CTS) procurement.

1.1. REFERENCED PARAGRAPH CITATION

Where paragraphs of this specification or any of its reference documents are cited, the citation shall be understood to include all subparagraphs unless otherwise noted.

1.2. BACKGROUND

The CTS Prime Contract awarded by DOS will provide for the furnishing of services to operate and maintain the in-service operational automatic dial telephone switching system providing switched voice and data telecommunications services to the United States Department of State, Agency for International Development (AID), and the U.S. Arms Control and Disarmament Agency (ACDA). For the purposes of this document, all the above shall be collectively referred to as DOS.

The CTS Prime Contract will include the operation and maintenance of the existing network, of subscriber station equipment, attendant



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cabinets/consoles, ancillary equipment, and house cable to provide on-premises and off-premises telephone service to DOS users, and will have responsibility for coordination with suppliers of common carrier facilities and services. It will provide for support personnel to perform telemanagement services to assist in administration and management of these services and for installation and maintenance functions associated with the continued provision of reliable and effective voice and data communications. It will also permit upgrades and improvements to the existing network, which through the implementation of new technology, will provide cost-effective enhancements, resulting in productivity gains and lower costs for telecommunications. It will permit acquisition of additional equipment and services, which may interconnect and interoperate with the existing network to accommodate the establishment of new additional domestic DOS annexes and field offices, networked or stand-alone, and for replacement or consolidation of existing switches.

DOS seeks to establish a single contract for support of telecommunications operations of switched voice, data, and video services for the Department of State, AID, and ACDA. The CTS Prime Contract will be for a period of 1 year, with nine optional 1-year renewals, for a maximum of 10 years. It is the Department's objective in this acquisition to continue provision of the existing communications system and services, including timely upgrades and improvements that provide cost-effective enhancements resulting in productivity gains and/or lower costs for telecommunications. It is also intended that the CFS Prime Contract provide for acquisition of additional equipment and services to accommodate the establishment of new additional domestic DOS annexes and field offices, and for the replacement or consolidation of existing switches. Contractor support of the DOS Consolidated Telecommunications System operations is required in the areas of installation and maintenance, switch administration, network recovery, software, trouble reporting and tracking, call accounting and billing, Telecommunications Service Request processing and tracking, network design, equipment upgrades, data processing support, toll fraud and abuse prevention, etc. Further, network management, to include integration of the CTS network operations with public switched and international networks, must be included.

In support of this source selection, AT&T is the prime contractor, and is seeking to subcontract portions of the CTS Prime Contract in the areas of Telecommunications Management Systems (TMS) development, acquisition, and support. This SOW describes the intended effort that American Computer is being requested to subcontract.



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2.   APPLICABLE DOCUMENTS

The documents listed in this section form a part of this SOW to the extent invoked by specific reference in other paragraphs of this SOW. If a specification is referenced without indicating any specific paragraphs as being applicable, then the specification is applicable in its entirety.
Where a specific issue of the document is cited, no other issue shall be used without prior written approval of the Company. Where no specific issue of the document is cited, the issue in effect at the time of the issuance of the RFP shall apply.

2.1. Government Documents

DOCUMENT                DESCRIPTION
AFSCP-800-43            Software Management Indicators
DOD-STD-2168            Defense Systems Software Quality Programs 29 Apr. 88
DOD-STD-480B            Configuration Control Engineering Changes Deviations
and Waivers
                        15 Jul. 88
MIL-STD-1003            Software Development Methodology
MIL-STD-1521B(l)        Technical Reviews And Audits 18 Dec. 85
MIL-STD-1840A           Automated Interchange Of Technical Information Notice
1, 20 Dec.              88

MIL-STD-480B            Configuration Management
MIL-STD-482A            Configuration Status Accounting Systems 1 Apr. 74
MIL-STD-483A            Configuration Management Practices 4 Jun. 87
MIL-STD-490A            MIL STD, Specification Practices 4 Jun. 85
MIL-STD-499B            Engineering Management
MIL-STD-63A             Definitions And Units, EMI/EMC
MIL-STD-810E            Test Methods and Engineering Guidelines 14 Jul. 89
MIL-STD-831                  Qualification Test Reports
MIL-STD-970                  Standards and Specifications, Order of Precedence
Notice 1

2.2. OTHER DOCUMENTS

DOCUMENT                DESCRIPTION



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3. REQUIREMENTS

3.1. Project Management

3.1.1. GENERAL
Subcontractor shall establish a project management organization with the authority to commit the required resources to fulfill the obligations specified herein. Individuals must be clearly assigned with direct responsibilities relative to this project. Subcontractor shall prepare a program organization structure and responsibility matrix that defines lines of authority without redundancy, and provides function and responsibility statements for each manager.

3.1.2. PROJECT OFFICE

3.1.2.1. PROJECT MANAGER
Subcontractor shall designate a Project Manager (PM) who shall, within the scope of the Master Agreement, take direction exclusively from and report to Company's Subcontract Manager regarding technical and administrative matters.
 Subcontractor's PM shall have sufficient authority, management support, and resources to commit Subcontractor to take those actions necessary to accomplish all contractual obligations. Subcontractor's PM shall have full responsibility and authority for all members of Subcontractor's project management organization.

Subcontractor shall communicate with the Company to exchange technical comments, coordinate data or schedules, and in general perform necessary liaison to maintain an on-schedule/on-cost effort. Subcontractor shall make such visits to Company, and vice versa, as required for assistance or coordination toward the integration of Subcontractor's effort with Company's activities. Subcontractor shall supply a monthly report in writing including the hours expended per month by task including hours expended to date.

Subcontractor shall establish and identify points of contact with principal personnel to ensure proper coordination and communication. Subcontractor shall conduct monthly, or more frequently as required, PRMs at Subcontractor's facility to review the project's technical, cost, schedule, and risk status. Company shall have the right to attend PRMs. PRMs shall be attended by the Cost Account Managers or by their designated representatives.
 PRMs are informal in nature, and are intended to improve communication and facilitate decision-making.

Subcontractor shall implement a single, comprehensive Action Item Tracking System (AITS) to provide status on all action items generated during



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Technical Coordination Meetings (TCMs), PRMs, and formal technical reviews and audits. A status report of all open action items shall be reviewed and updated at each PRM.

3.1.2.2. COMPANY'S PROJECT REVIEW MEETINGS (PRMS)

Subcontractor shall provide an individual to attend Company's monthly PRMs at Company's facility and to be prepared to brief Company on Subcontractor's technical, cost, schedule, and risk status.

3.1.2.3. COMPANY-FURNISHED PROPERTY MANAGEMENT
Subcontractor shall be responsible and accountable for all items of Company-Furnished Equipment (BFE) and Company-Furnished Information (BFI). Subcontractor shall exercise due care to safeguard BFE/BFI from loss, improper disclosure, damage, or destruction. BFE/BFI shall not be furnished to third parties without prior written approval from Company. Subcontractor shall maintain an inventory of all BFE/BFI and provide Company with a copy of the inventory monthly, indicating the location of all items.

3.2. TMS SOFTWARE DEVELOPMENT PROGRAM (SLIN 0011AA)

3.2.1. QUALITY ASSURANCE
Subcontractor shall implement a Quality Assurance program consistent with ISO 9000 guidelines. Subcontractor shall and apply its standard software development program and methodology for its COTS products as documented in the supplier's TMS Quality Assurance Policies and Procedures Manual (TMS/QA Std. 1992-0731) and the supplier's Software Quality Assurance Program (TMS-QA-0001). Subcontractor shall apply its standard software quality assurance program for its COTS products as documented in the supplier's Software Quality Assurance Program (TMS-QA-0001). These documents are based on ANSI approved IEEE Software Engineering Standards and ISO 9000 guidelines. Please note that the TMS acronym when used in reference to supplier's standards documents means the Telecommunication Management Systems Division. Company reserves the right to approve Subcontractor's inspection, test, and validation procedures and to verify any inspections and tests deemed necessary to the buyer for acceptance of procedures and products.

3.2.3. SYSTEMS/SPECIALTY ENGINEERING
Subcontractor shall establish a Systems Engineering Management (SEM) process for the TMS. A lead systems engineering person shall be identified by the Subcontractor as the principal point of contact for the TMS effort. This process shall establish checkpoints early in the design to assure that reliability, testability, and affordability are designed into the product.



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3.2.3.1. SYSTEMS ANALYSIS
Subcontractor shall perform an engineering analysis to include TMS requirements included in the CTS Contract paragraph C.12.2 (American Computer has been provided a copy of the CTS Contract and requirements for Company to provide services to DOS under the life of the CTS program. The analysis will allow for the selection of an architecture and design(s) that will comply with the requirements of the approved TMS Program Specification. This analysis shall describe the technical requirements of an operational system/subsystem and allocate requirements to functional areas.
Subcontractor may use locally prepared Requirement Allocation Sheets (RAS) to document this effort. The analysis shall also define interface parameters and their relationship among other areas including design constraints. Analyses shall be updated prior to Formal Reviews and Audits. Updated results of analyses shall be presented at Formal Reviews and Audits.

Attachment 2 is a listing of Government Furnished Equipment (GFE) available to the Prime Contractor for incorporation into the TMS. This listing is an inventory of ADP hardware/software. If required, any part of this material may be used for incorporation into the TMS.

Subcontractor shall prepare Prime Item Product Function Specifications (PFS) for the TMS, consistent with MIL-STD-490, Appendix VII.

3.2.3.2. FORMAL REVIEWS AND AUDITS
Subcontractor shall conduct the following Formal Reviews and Audits at Subcontractor's Facility using MIL-STD-1521B and Appendices as guides as cited below:

     a. System Software Review (SSR) (Appendix C)
     b. Preliminary Design Review (PDR) (Appendix D)
     c. Critical Design Review (CDR) (Appendix E)
     d. Test Readiness Review (TRR) (Appendix F)
     e. Functional Configuration Audit (FCA) (Appendix G).

Subcontractor shall prepare Meeting Agenda Recommendations for Reviews and Audits. Subcontractor shall prepare presentation materials and minutes, including action items that document the results of each Formal Review and Audit. The minutes shall contain a list of all attendees and all presentation materials.

Presentation materials shall be furnished to Company, 5 working days before each formal review or audit. Design reviews shall be considered complete



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when all of Subcontractor's action items generated during these reviews have been resolved, dispositioned, and documented by the Company.

Subcontractor's project manager and support personnel shall attend all of Company's formal reviews with Company's customer and be prepared to advise and assist in the preparation and presentation of briefing materials.

3.2.3.4. ACCESS TO DESIGN DATA
Company shall have the right to review all design data generated during the design process, including but not limited to calculations, engineer's notes, and Computer-Aided Engineering (CAE) data bases, in Subcontractor's format.

3.2.4. TMS SOFTWARE DEVELOPMENT
Subcontractor shall tailor existing commercial TMS applications software modules to meet the requirements of the Company-approved, Subcontractor agreed to, latest TMS Program Specification. This tailoring shall include modifications necessary to meet the identified requirements. Subcontractor shall implement a software development engineering process using best commercial practices.

The subcontractor shall provide updated versions of both the DBMS (i.e. Oracle, etc) and the applications software (ITX) as enhancements become available and shall follow the procedures for an ECP. The subcontractor must support the software for the life of the contract in its current version. If the subcontractor has added enhancements to the software application and the government has requested an upgrade, the subcontractor shall follow the procedures for an Engineering Change Proposal. The subcontractor shall provide application and system software on either 3 1/2" diskettes or cartridge tape and one copy of all associated reference manuals.

3.2.4.1 GOVERNMENT OPEN SYSTEMS INTERCONNECTION PROFILE COMPLIANCE
The subcontractor shall comply with the GOSIP standards as specified in the CTS contract paragraph C.4.1.7.

3.24.2 SECURITY
The subcontractor shall comply with the Security requirements as specified in the CTS contract paragraph C.3.3.

3.2.5 INTEGRATION AND TEST

3.2.5.1. GENERAL
Subcontractor shall implement and manage a program to define, conduct, evaluate, and document the results of demonstrations, inspections, and



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tests required to support engineering development, and to verify that
Subcontractor's equipment satisfies the requirements of the TMS Program Specification.

Company shall have the right to witness any and all Subcontractor's simulations, walk-throughs, demonstrations, and/or tests performed.

3.2.5.2 DEVELOPMENTAL TESTING
Subcontractor shall conduct developmental testing as necessary.

3.2.5.3. ACCEPTANCE TESTING
The subcontractor must prepare a Program Test Plan that identifies the test and acceptance procedures to be used to demonstrate system readiness prior to cutover and after cutover for final system acceptance. The Plan must be submitted to AT&T 14 days prior to the CTS CDRL delivery date of June 1, 1994.

This plan must provide for documenting that all equipment and services being offered by the subcontractor comply with all of the terms and conditions of the contract.

On the first business day following cutover, the System will enter the Acceptance Test phase wherein the System will be required to operate at design specifications, without a major failure, for 30 consecutive days. The acceptance testing will thoroughly validate all hardware and software; the Acceptance Test Plan must include the subcontractor's detailed test procedures, methods, and test equipment to be used.

All test results and observations shall be documented in detail and submitted to AT&T within 5 working days after the conclusion of each test. Upon final system acceptance, all previous test results performed on-site shall be consolidated and provided as supporting documentation.

3.2.5.3.l ACCEPTANCE TEST CRITERIA
     1. The System shall operate continuously without interruption over a 30 day period following cutover. A service affecting CPU restart in an active processor of the system shall indicate failure of this criteria.

     2. The System shall continuously provide real time and historical system performance data, without interruption, over the acceptance period. This performance data will only be analyzed by on-site personnel. Off-site remote maintenance will be permissible only with Company authorization. Hard copy information must not be removed from the complex without the



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         express authorization of the TSO.  The performance data shall include, but not be limited to, the following:

              - Maintenance messages
              - System statistics
              - Software errors
              - System initialization/reload.

     3. The System shall provide sufficient memory to properly execute all system program instructions and all feature activations continuously and without interruption during the acceptance period. If requested by AT&T, the subcontractor shall provide a daily report generated by the System showing the status of memory allocation.


If any maintenance work will require the interruption of service to users, attendants, or system administrators, this work must be clearly identified and the nature and extent of the interruption described in detail as an attachment to the schedule.

3.2.6.4 RESPONSE TIMES
The subcontractor shall commence work on all trouble reports within 2 hours of notification within the PPM and be on site within four (4) hours if required. All malfunctions shall be corrected within 24 hours of notification. AC shall provide a name and telephone number for trouble reporting which must be available for call out 24 hours per day/7 days per week/365 days per year. AC will dispatch on a time basis when requested by AT&T outside of 8:00am - 5:00pm Monday-Friday. The subcontractor shall provide escalation procedures and contacts for problem resolution. The procedures shall indicate the tiered support staff for handling out-of-service conditions. The subcontractor shall provide status of all pending troubles to the contractor personnel.

3.2.6.5 TECHNICAL SUPPORT "HOT LINE"
The subcontractor shall provide remote technical support during the PPM including call receipt, application support, hardware support as part of standard warranty and post warranty monthly maintenance.

3.2.6.6 PRODUCT SUPPORT SERVICES FOR SOFTWARE
Product support services for the TELMARST-TM- Software shall include the following:



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     1.  Resolution of problems associated with generic and custom application software provided by Subcontractor.

     2. Improvements made available through new releases of the application software features that resolve problems or potential problems inherent in the customer's software set.

     3. Installation of the new software release via remote dial-up access.

     4.  Old version to new version conversion tools as necessary.

     5.  Documentation updates and improvements.

3.18. PREPARE AND CONDUCT CABLE AND WIRING SYSTEM TRAINING (SLIN 0028AJ) Subcontractor will provide cable management course material for incorporation into AT&T Cable and Wiring System Course.

                                                                       SECTION D
                                                            Subcontract #LWF547D


                                    SECTION D

                             AT&T GENERAL PROVISIONS



ARTICLE                 DESCRIPTION


I                       GENERAL PROVISIONS APPLICABLE TO ENTIRE AGREEMENT

II                      LEASE - NOT APPLICABLE

III                     PROVISIONS APPLICABLE TO PURCHASE OF DATA PROCESSING
                        EQUIPMENT AND MATERIALS

IV                      PROVISIONS APPLICABLE TO LICENSE OF SOFTWARE FOR DATA
                        PROCESSING SOFTWARE

V                       PROVISIONS APPLICABLE TO MAINTENANCE SERVICES FOR DATA
                        PROCESSING EQUIPMENT

                                                                       SECTION D
                                                            Subcontract #LWF547D

                                    ARTICLE I

SCOPE OF AGREEMENT

This Subcontract is applicable to the procurement by Company from Subcontractor of Subcontractor's Data Processing Equipment, including any software normally furnished with the equipment (the "Equipment"), Software including programs and documentation (the "Software"), maintenance and other services (the "Services") and associated supplies (the "Materials").

ORDER

The term "Order" shall mean Company's form of purchase order used for the purpose of ordering Equipment, Software, Services or Materials. Each Order shall reference this Subcontract thereby incorporating the terms and conditions of this Subcontract in such Order. If notice of rejection of an Order is not received by Company within twenty (20) days from the date of issuance of an Order, such Order shall be deemed to have been accepted by Subcontractor.

ASSIGNMENT

Subcontractor shall not assign any right or interest under this Subcontract or an Order (excepting monies due or to become due) nor delegate any work or other obligation to be performed or owed by Subcontractor under this Subcontract or an Order without the prior written consent of Company. Any attempted assignment or delegation in contravention of the above provisions shall be void and ineffective. Any assignment of monies shall be void and ineffective to the extent that (1) Subcontractor shall not have given Company at least thirty (30) days' prior written notice of such assignment and (2) such assignment attempts to impose upon Company obligations to the assignee additional to the payment of such monies, or to preclude Company from dealing solely and directly with Subcontractor in all matters pertaining to this Subcontract or an Order including the negotiation of amendments or settlements of charges due.

ASSIGNMENT BY COMPANY

Company shall have the right to assign this Subcontract or an Order and to assign its rights and delegate its duties under this Subcontract or an Order either in whole or in part (an "assignment"), at any time and without Subcontractor's consent, to any present or future affiliate of American

Telephone and Telegraph Company. Company shall give Subcontractor written notice of any assignment. The assignment shall neither affect nor diminish any rights or duties that Subcontractor or Company may then or thereafter have as to Equipment, Software, Services or Materials ordered by Company prior to the effective date of the assignment. Upon the acceptance of the assignment and assumption of the duties under this Subcontract or the Order by the assignee, Company shall be released and discharged, to the extent of the assignment, from all further duties under this Subcontract or the Order as to Equipment, Software, Services or Materials not ordered by Company by the effective date of the assignment.

CHOICE OF LAW

The construction, interpretation and performance of this Subcontract and an Order and all transactions under either of them shall be governed by the laws of the State of New Jersey, excluding its choice of law rules and excluding the Convention for the International Sale of Goods. The parties agree that the provisions of Article 2 "Sales" of the New Jersey Uniform Commercial Code apply to this Subcontract and an Order and all transactions under either of them, including agreements and transactions relating to the furnishing of services, the lease or rental of material, and the license of software. Subcontractor agrees to submit to the jurisdiction of any court wherein an action is commenced against Company based on a claim for which Subcontractor has agreed to indemnify Company under this Subcontract or an Order.

CLEAN UP

Upon completion of installation or removal of the Equipment or of any other Services performed on Company's premises, Subcontractor shall promptly remove all implements, surplus materials and debris in respect of such activities.

COMPLIANCE WITH LAWS

Subcontractor and all persons furnished by it shall comply with the Fair Labor Standards Act and the Occupational Safety and Health Act and all other applicable federal, state, county and local laws, ordinances, regulations and codes, including identification and procurement of required permits, certificates, approvals and inspections, in the performance of an Order. Subcontractor shall indemnify Company from any loss or damage that may be sustained by reason of any failure to do so.

EMERGENCY

Subcontractor shall use its best efforts to assist Company in obtaining components and equipment compatible with the Equipment in the event of an emergency.

FORCE MAJEURE

Neither party shall be held responsible for any delay or failure in performance of any part of an Order to the extent such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, act or omission of carriers or other similar causes beyond its control ("force majeure conditions"). If any force majeure condition occurs, the party delayed or unable to perform shall give immediate notice to the other party, and the party affected by the other's delay or inability to perform may elect to:
(a) terminate the Order as to any Equipment, Software or Materials which have not been shipped or as to any Services which have not been commenced,
(b) suspend the Order for the duration of the force majeure condition, and as the case may be (1) obtain a lease elsewhere for equipment to perform the functions of the Equipment leased under the Order and deduct from the term of the Order the time for which such other lease was obtained,
(2) obtain a license elsewhere for software to perform the functions of the Software licensed under the Order and deduct from the term of the Order the time for which such other license was obtained or (3) buy or sell elsewhere equipment, materials or maintenance services to be bought or sold under an Order and deduct from any commitment the equipment, materials or maintenance services bought or sold or for which commitments have been made elsewhere or (c) resume performance under the Order for the full term once the force majeure condition ceases with an option in the affected party to extend such term up to the length of time the force majeure condition endured. Unless written notice is given within thirty (30) days after the affected party is notified of the force majeure condition, (b) shall be deemed selected.

FUTURE IMPROVEMENTS AND BENEFITS

As Subcontractor announces improvements, upgrades, field modifications and the like ("enhancements"), Subcontractor shall advise Company of their features and advantages. As to the Equipment, Software, Materials, Services and such enhancements, Subcontractor has assured Company that all prices, terms, warranties and benefits granted to Company by Subcontractor are at least as favorable as those now offered by Subcontractor to any of its commercial customers. If, during the term of this Subcontract, Subcontractor should enter into an arrangement with any other customer providing greater benefits or more favorable terms, this Subcontract shall thereupon be deemed to be amended to provide the same to Company under the same conditions.

GOVERNMENT CONTRACT PROVISIONS

If an Order contains a notation that the Equipment, Software, Services or Materials is intended for use under a Government Contract, it shall be subject to the then current Government Contract Provisions printed on or attached to such Order.

HARMONY

Subcontractor shall be entirely responsible for all persons furnished by it working in harmony with all others when Subcontractor is working on Company's premises. Company shall be entirely responsible for its personnel, including its contractors, working in harmony with Subcontractor's personnel on Company's premises.

IDENTIFICATION

Subcontractor shall make no use of any identification of Company, American Telephone and Telegraph Company ("AT&T") or their associated companies in its advertising or promotional efforts in reference to activities undertaken by Subcontractor under this Subcontract or an Order. The term "identification" includes any trade name, trademark, service mark, insignia, symbol or any simulation thereof, and any code, drawing, specification or evidence of Company's inspection. Subcontractor shall remove any such identification prior to any sale, use or disposition of Materials, Equipment or Software rejected or not purchased by Company, and shall indemnify Company, AT&T and their associated companies against any claim arising out of Subcontractor's failure to do so. This clause does not modify the USE OF INFORMATION clause.

IMPLEADER

Subcontractor agrees that it shall not implead or bring any action against Company or its employees based on any claim by a person for personal injury or death that occurs in the course or scope of employment of such person by Company and that arises out of Equipment, Software, Services or Materials furnished under an Order.

INDEMNITY

All persons furnished by Subcontractor shall be considered solely Subcontractor's employees or agents, and Subcontractor shall be responsible for payment of all unemployment, social security and other payroll taxes, including contributions when required by law. Subcontractor agrees to indemnify and save harmless Company, its affiliates and its customers and their officers, directors, employees, successors and assigns (all hereinafter referred to in this clause as "Company") from and against any losses, damages, claims, demands, suits, liabilities and expenses (including reasonable attorneys' fees) that arise out of or result from:
(1) injuries or death to persons or damage to property, including theft, in any way arising out of or occasioned by, caused or alleged to have been caused by or on account of the performance of the work or services performed by Subcontractor or persons furnished by Subcontractor,
(2) assertions under Workers' Compensation or similar acts made by persons furnished by Subcontractor or by any subcontractor, or by reason of any injuries to such persons for which Company would be responsible under Workers' Compensation or similar acts if the persons were employed by Company, (3) any failure on the part of Subcontractor to satisfy all claims for labor, equipment, materials, and other obligations relating directly or indirectly to the performance of the Work; or (4) any failure by Subcontractor to perform Subcontractor's obligations under this clause or the INSURANCE clause. Subcontractor agrees to defend Company, at Company's request, against any such claim, demand or suit. Company agrees to notify Subcontractor within a reasonable time of any written claims or demands against Company for which Subcontractor is responsible under this clause.

INFRINGEMENT

The following terms apply to any infringement, or claim of infringement, of any patent, trademark, copyright, trade secret or other proprietary interest based on the manufacture, installation, normal use, lease or sale of any equipment, program, documentation, service or material (hereinafter "material") furnished to Company under this Subcontract or an Order or in contemplation of this Subcontract or an Order. Subcontractor shall indemnify Company for any loss, damage, expense or liability that may result by reason of any such infringement or claim, except where such infringement or claim arises solely from Subcontractor's adherence to Company's written instructions or directions which involve the use of material other than (1) commercial material which is available on the open market or is the same as such material or (2) material of Subcontractor's origin, design or selection; and Company shall so indemnify Subcontractor in such excepted cases. Each party shall defend or settle, at its own expense, any action or suit against the other for which it is responsible under this clause. Each party shall notify the other promptly of any claim of infringement for which the other is responsible, and shall cooperate with the other in every reasonable way to facilitate the defense of any such claim.

INSURANCE

Subcontractor shall maintain and cause Subcontractor's subcontractors to maintain during the term of this Agreement (1) Workers' Compensation insurance as prescribed by the law of the state or nation in which the work is performed; (2) employer's liability insurance with limits of at least $300,000 for each occurrence; (3) comprehensive automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence; (4) Comprehensive General Liability ("CGL") insurance, including Blanket Contractual Liability and Broad Form Property damage, with limits of at least $1,000,000 combined single limit for personal injury and property damage for each occurrence; (5) if the furnishing to Company (by sale or otherwise) of products or materials is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of $5,000,000 for each occurrence; and (6) Errors and Omissions Insurance in the amount of at least $1,000,000 per claim with an annual aggregate of at least $3,000,000 inclusive of legal defense costs. All CGL insurance shall designate American Telephone and Telegraph Company, its affiliates and their officers, directors, and employees (all hereinafter referred to in this clause as "Company") as an additional insured. All such insurance must be primary and required to respond and pay prior to any other available coverage.

Subcontractor agrees that Subcontractor, Subcontractor's insurer(s) and anyone claiming by, through, under or in Subcontractor's behalf shall have no claim, right of action or right of subrogation against Company and its customers based on any loss or liability insured against under the foregoing insurance. Subcontractor and Subcontractor's subcontractors shall furnish prior to the start of work certificates or adequate proof of the foregoing insurance including, if specifically requested by Company, copies of the endorsements and insurance policies. Company shall be notified in writing at least thirty (30) days prior to cancellation of or any change in the policy.

LABOR RELATIONS

Subcontractor shall be responsible for its own labor relations with any trade or union represented among its employees and shall be responsible for adjusting all disputes between itself, its employees or any union representing such employees. The provisions of this paragraph shall be extended by Subcontractor to all subcontractors hereunder. Subcontractor shall immediately notify Company if Subcontractor has knowledge of actual or potential labor dispute which is delaying or could delay the timely performance of this Subcontract or an Order.

LICENSES

No licenses, express or implied, under any patents or copyrights are granted by Company to Subcontractor under this Subcontract or an Order.

NONWAIVER

No course of dealing or failure of either party to strictly enforce any term, right or condition of this Subcontract or an Order shall be construed as a waiver of such term, right or condition.

OPERATING SYSTEM SOFTWARE

The term Equipment includes any software (operating program in machine readable form and feature descriptions or firmware) normally furnished with or embedded in the Equipment. Title to such software shall remain in Subcontractor. For the life of the Equipment listed in the Order for purchased Equipment, or during the term of the Equipment lease Order, as applicable, Subcontractor grants to Company and any subsequent purchaser or lessee of said Equipment a nonexclusive license to use said software on the Equipment on which it was delivered. Company and any subsequent purchaser or lessee may copy the software for use on such Equipment with which it was originally delivered and for archival purposes, but shall not knowingly reproduce either the original software or make copies of the software for distribution to others. Modifications or additions made to the software may invalidate the terms of the warranty and maintenance provisions of this subcontract. Nonetheless, title to any such modification or addition to the software shall remain in the entity which creates the modification or addition only to the extent such modification or addition does not infringe on the software rights of the owner.

ORDER TERMINATION

An Order may be terminated only in the event the order is terminated by the Government for convenience or default or due to failure to resolve Government cure notices resulting from hardware or software or services problems.

PLANT RULES AND GOVERNMENT CLEARANCE

All persons furnished by Subcontractor shall, while on the premises of Company, comply with all plant rules and regulations and, where required by Government regulations, submit satisfactory clearance from the United States Department of Defense and other federal authorities concerned.

RELEASES VOID

Neither Subcontractor nor Company shall require waivers or releases of any personal rights from representatives or customers of the other in connection with visits to its premises, and both parties agree that no such releases or waivers shall be pleaded by them or third persons in any action or proceeding.

SEVERABILITY

If any of the provisions of this Subcontract or an Order shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Subcontract or Order, but rather the entire Subcontract or Order shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

SHIPPING

Subcontractor shall, at its expense, (a) ship the Equipment, Software and Materials to the site designated in an Order by the date set forth in the Order in accordance with specific shipping instructions, (b) place the Order number on all subordinate documents, (c) enclose a packing memorandum with each shipment, and when more than one (1) package is shipped, identify the one containing the memorandum and (d) mark the Order number on all packages and shipping papers. Adequate protective packing shall be furnished at no additional charge.

SUBCONTRACTOR'S INFORMATION

Except for information owned by Company under the clause DEVELOPED INFORMATION, no specifications, drawings, sketches, models, samples, tools, computer or other apparatus programs, technical or business information or data, written, oral or otherwise, furnished by Subcontractor to Company under this Subcontract or an Order or in contemplation of this Subcontract or an Order shall be considered by Subcontractor to be confidential or proprietary. Unless such information is clearly marked with the terms in FAR Clause 52.227.14 for Data not first produced in the performance of this subcontract. Further, there are no limitations on Company's use of Software except as otherwise agreed to in the clause OPERATING SYSTEM SOFTWARE in this Article and in the clauses LICENSE GRANT and TITLE in
Article IV; however, full title to and ownership of the Software shall remain in Subcontractor or Subcontractor's licensor, as applicable.

SURVIVAL OF OBLIGATIONS

Subcontractor's obligations under this Subcontract or an Order, which by their nature would continue beyond the termination, cancellation or expiration of this Subcontract or an Order, including, by way of illustration only and not limitation, those in the clauses COMPLIANCE WITH LAWS, IDENTIFICATION, IMPLEADER, INDEMNITY, INFRINGEMENT, INSURANCE, RELEASES VOID, USE OF INFORMATION and WARRANTY, shall survive termination, cancellation or expiration of this Subcontract or an Order.

TAXES

Company shall pay any state and local sales or use taxes which may be imposed upon the charges specified in an Order, unless an exemption certificate is furnished by Company to Subcontractor. Such taxes shall be billed to Company as separate items. Subcontractor shall assume and pay all other taxes. If there is any question concerning an exemption certificate furnished by Company, Subcontractor shall advise Company thereof immediately.

TOOLS AND EQUIPMENT

Unless otherwise specifically provided in an Order, Subcontractor shall provide all labor, tools and equipment (the "tools") for performance of an Order. Should Subcontractor actually use any tools owned or rented by Company, Subcontractor shall indemnify and hold harmless Company from and against any and all losses, damages, claims, demands, suits and liabilities (including reasonable attorneys' fees) of any kind and nature whatsoever (including but not limited to claims resulting from injuries or death to persons or damage to property) in any way arising out of or resulting from Subcontractor's maintenance, possession, operation, use, storage or movement of the tools or any accident in connection therewith.

Subcontractor further acknowledges that Subcontractor accepts the tools "as is, where is" and that Company has no responsibility for the condition or state of repair of the tools. Subcontractor agrees not to remove the tools from Company's premises and to return the tools to Company upon completion of use, or at such earlier time as Company may request, in the same condition as when received by Subcontractor, reasonable wear and tear excepted. Such use shall be controlled by the clauses entitled INSURANCE and INDEMNITY.

USE OF INFORMATION

Any specifications, drawings, sketches, models, samples, tools, computer or other apparatus programs, technical or business information or data, written, oral or otherwise expressed, owned or controlled by Company ("Information"), furnished to or acquired by Subcontractor under this Subcontract or an Order or in contemplation of this Subcontract or an Order, shall remain Company's property. All copies of such Information in written, graphic or other tangible form shall be returned to Company at its request. Unless such Information was previously known to Subcontractor free of any obligation to keep it confidential, or has been or is subsequently made public by Company or a third party, it shall be kept confidential by Subcontractor, shall be used only in the filling of Orders or performing under this Subcontract or Order and may not be used for other purposes except upon such terms as may be agreed upon between Subcontractor and Company in writing.

VARIATION OF QUANTITY

Unless otherwise specified in an Order, Company assumes no liability for merchandise produced, processed or shipped in excess of the amount specified in any Order placed with Subcontractor.

WORK DONE BY OTHERS

If any part of the Services or other work performed by Subcontractor is dependent upon work done by others, Subcontractor shall inspect and promptly report to Company any defect that renders such other work unsuitable for Subcontractor's proper performance. Subcontractor's silence shall constitute approval of such other work as fit, proper and suitable for Subcontractor's performance of the Services or other work.

                                   ARTICLE III


SALE

Subcontractor shall sell its Equipment and Materials to Company upon the terms and conditions set forth in this Subcontract and in Orders placed by Company pursuant to this Article.

RETURN OF EQUIPMENT

Whenever Equipment under warranty is shipped for repair or mechanical replacement purposes, Subcontractor shall bear all costs including, but not limited to, costs of packing, rigging, transportation and insurance. Subcontractor shall also bear all risk of loss or damage from the time the Equipment is removed from Company's site until the Equipment is returned to such site.

RETURN OF MATERIALS

Subcontractor shall accept for credit Materials returned under the following circumstances: (1) Subcontractor or Company error in the ordering or shipping process, providing the Materials are returned by Company to Subcontractor within ninety (90) days of receipt or (2) receipt of defective Materials or failure of Materials under the applicable warranty. Materials returned for credit must be in complete cartons and in good resalable condition, except where the Materials are defective or fail under the applicable warranty.

RISK OF LOSS

Subcontractor shall retain risk of loss and damage to the Equipment or Materials prior to the passage of title pursuant to the clause TITLE unless caused by the willful or negligent acts of Company or its employees.

SUBCONTRACTOR RIGHT TO SUBSTITUTE

The Subcontractor may offer to the Company substitute equipment provided that:

a. The functional and technical characteristics of the substitute equipment are equal or better than the equipment it is to replace;

b. The cost of the substitute equipment is equal to or less than the cost of the equipment it is to replace; and

c. The Subcontractor provides sufficient detailed information to substantiate that a. and b. above are met.

The Company may, at its option, accept or reject the substitute equipment.

                                   ARTICLE IV


LICENSE GRANT

Subcontractor hereby grants to Company a nonexclusive, nontransferable (except as set forth in this Subcontract) license to use the Software, including all media on which it may be recorded or stored. The term "Software" means any computer software programs, firmware and documentation covered by the Order including the Basic Materials defined in the clause SOFTWARE AND PROGRAMMING AIDS and such other Basic Materials listed on the Order. Throughout this Subcontract, the term "Software" is included in the term "material". "Use" shall mean use by any individual having authorized access to the computer on which the Software is operated and shall include employees of Company, its agents, representatives or contractors. Company shall not be required to obtain any agreement for use of any program or software derived from Software.

LICENSE FEE

The price set forth in the Order is the fee for the Software furnished and the license granted under the Order.

LICENSE TERM

The term of the Order shall be effective from the date of Company's acceptance of the Software and shall remain in effect until the use of the Software, as it may have been updated or enhanced by Subcontractor from time to time, is permanently discontinued by Company under the terms of the Order.

MODIFICATIONS

Company shall have the right to modify the Software. Company shall have all right, title and interest in and to any such modifications. However, any such modifications of Subcontractor's software may invalidate the terms of the warranty and maintenance provisions of this subcontract.

RELOCATION OF DESIGNATED SITE OR COMPUTER

If the Order specifies that Company's use of the Software is limited to a designated site or a designated computer, the provisions of this clause shall apply. For purposes of this clause, the term "site" shall include the term "computer", as applicable to the Order.

Company may redesignate the site at which the Software will be used, and shall notify Subcontractor of the new site and the effective date of the redesignation. Concurrent operation of the Subcontractor's Software at a second site for a period not to exceed three (3) months for the purpose of redesignating the assigned using site shall not require an additional license.

The license granted under the Order for a designated site may be transferred: (a) to a backup site if the computer at the designated site is inoperative due to malfunction, to performance of preventive maintenance, to engineering changes or to changes in features or model, until such computer is restored to operative status and processing of the data already entered in the computer at the backup site has been completed or (b) to one other site for assembly or compilation of the Software if the specifications of the computer at the designated site are such that the Software cannot be assembled or compiled on such computer.

REMOTE ACCESS

Company shall have the right, at no additional charge, to have the Software used at any other location for Department of State (DOS) employees or their agents by means of remote electronic access.

RISK OF LOSS

If any Software is lost, damaged or made invalid during shipment, Subcontractor will promptly replace the Software and Software storage media at no additional charge to Company. If any Software is lost or damaged while in the possession of Company, Subcontractor will promptly replace the Software at the established price.

SOFTWARE AND PROGRAMMING AIDS

On the delivery date, Subcontractor shall furnish to Company, at no additional charge, at least the following Basic Materials:

1. Object program (the fully compiled or assembled series of instructions, written in machine language, ready to be loaded into the computer, that guides the operation of the computer) stored in a medium compatible with the equipment described in the Order;

2. Program implementation and user instructions and required procedures;

3. The Software Specifications, as well as the required machine configuration;

SOURCE PROGRAMS AND TECHNICAL DOCUMENTATION

In the event that Subcontractor, among other things, becomes insolvent, ceases to carry on business on a regular basis or fails to perform its obligations under the Order, and during a period of thirty (30) days thereafter Subcontractor (or some other financially and technically responsible successor in interest acceptable to Company which assumes in writing Subcontractor's obligations under the Order) does not continue to perform such obligations, then (a) Subcontractor, or others acting on behalf of Subcontractor, shall furnish to Company all source programs, technical documentation and other information ("Software Source Materials") required for maintenance, modification or correction of the most current version of the Software provided to Company and (b) Subcontractor will be deemed to have granted to Company a perpetual right to use the Software and the Software Source Materials under the terms and conditions of the Order.

SPECIFICATIONS

The term "Specifications" shall mean the specifications for the Software as set forth in the Order, or if not so set forth, shall mean Subcontractor's then current published specifications and user documentation for the Software.

SUBLICENSE BY COMPANY

Company may sublicense the Software. A sublicensee shall be deemed to DOS. All obligations, undertakings and indemnifications by Subcontractor under an Order shall run and inure to the benefit and obligations of Company and the sublicensee. No sublicense shall release Company from its obligations under an Order.

TITLE

Title to Software shall remain in Subcontractor or Subcontractor's licensor, as applicable. Company shall have the right to make a reasonable number of copies of the Software for use as authorized in the Order. Company however, shall not knowingly reproduce copies of the Software for the purpose of supplying it to others.

WARRANTY

Subcontractor warrants to Company and its customers that the Software will be free from errors, will conform to and perform in accordance with the Specifications, and will function properly. Subcontractor also warrants that there are no copy protection or similar mechanisms within the Software which will, either now or in the future, interfere with the grants made in this Subcontract or an Order. Subcontractor also warrants that the media containing the Software will be free from defects in material and workmanship and that services will be performed in a first-class, workmanlike manner. Subcontractor further warrants that Company and its customers shall have quiet enjoyment of the Software and that, as to Software to which Subcontractor does not have title, Subcontractor has a license in the Software sufficient to permit the license of the Software to Company and its customers and has full right, power and authority to license the Software to Company and its customers as provided in this Subcontract. Subcontractor also warrants that the Software will be compatible with and may be used in conjunction with other software as described in the Specifications. Subcontractor also warrants that, if an Order states that the Software is to be used in conjunction with certain data processing equipment, the Software shall be compatible with that equipment. If the Software, or any portion thereof, is or becomes unusable, totally, or in any respect, Subcontractor will correct errors, defects and restore the Software to error-free conforming condition without additional charge to Company or its customers.

Subcontractor also warrants that the Software does not contain any malicious code, program, or other internal component (e.g. computer virus, computer worm, computer time bomb, or similar component), which could damage, destroy, or alter software, firmware, or hardware or which could, in any manner, reveal, damage, destroy, or alter any data or other information accessed through or processed by the Software in any manner. Subcontractor shall immediately advise Company, in writing, upon reasonable suspicion or actual knowledge that the Software provided under this Subcontract or an Order may result in the harm described above. Subcontractor shall indemnify and hold Company and its customers harmless from any damage resulting from the harm described above. Subcontractor's Maximum liability regardless of the form of action taken shall not in any event exceed the individual transaction charges paid under this Subcontract.

All warranties shall survive inspection, acceptance and payment.

                                    ARTICLE V


MAINTENANCE SERVICES AGREEMENT

Subcontractor shall provide Maintenance Services (as defined in the clause MAINTENANCE SERVICES) upon the terms and conditions set forth in this Subcontract and in Orders placed by Company pursuant to this Article. At any time, Company may terminate individual Orders for Maintenance Services, at no charge, provided at least thirty (30) days' prior written notice is given to Subcontractor. If the charges for such terminated Order were paid annually in advance, Subcontractor shall promptly refund to Company the pro rata portion of said charges.

AUDIT

Subcontractor shall maintain complete, clear and accurate records of all hours and billable costs incurred under Per Call Service Orders. Such records shall be maintained in accordance with recognized commercial accounting practices and in such a manner that they may be readily audited and shall be held until actual hours and billable costs have been finally determined before any payment or final adjustment of payment, as the case may be, has been made. Subcontractor further shall permit Company or its representatives to examine and audit these records, including all records of a supporting nature, at all reasonable times. Audits shall be made no later than one (1) calendar year after completion of the maintenance Order, and the correctness of the Subcontractor's billing shall be determined from the results of such audit.

ELIGIBILITY FOR MAINTENANCE SERVICES

Equipment shall automatically be eligible for Maintenance Services provided it shall have been under Maintenance Service or warranty by Subcontractor on the date of commencement of Maintenance Services. Any new equipment integrated into the existing TMS system shall be inspected by Subcontractor at no charge to determine whether it is in good working order and can be maintained in such condition. Subcontractor shall notify Company in writing as to the eligibility of such Equipment. If the Equipment is not eligible, but can be made eligible, Company may, at its expense, make or have made such changes required to upgrade the Equipment to eligibility status.

ENGINEERING CHANGES

a. The Subcontractor is encouraged to propose, independently, engineering changes to equipment, software, or other contract requirements irrespective of commercial announcement. These changes may be proposed for reasons of immediate economy, or to improve performance, to save energy, personnel, or to meet increased data processing requirements, and so reduce projected life cycle costs. After reviewing the Subcontractor's suggested changes, the government at its discretion may ask for a price proposal. If the Company agrees to the technical and price proposals of the Subcontractor, changes shall be processed as modifications to the contract.

b. This clause applies only to those proposed changes initiated by the Subcontractor and identified as a proposal submitted pursuant to the provisions of this clause. As a minimum, the following information shall be submitted by the Subcontractor with each proposal:

(1) A description, in detail, of the difference between the existing contracted for items and/or services and those proposed, and a specific analysis of the comparative advantages and disadvantages of each.

(2) Specific items or services contained in the Subcontract which must be changed if the proposal is adopted, e.g., if new equipment is offered to replace currently installed, will the old be exchanged for the new, and on what basis.

(3) A statement as to how the changes will affect performance, costs, etc., if adopted.

(4) An evaluation of the effects the change would have on Life Cycle Costs such as government furnished property, maintenance, personnel, site modification, energy, etc.

(5) An analysis of the time frame in which the change should be instituted so as to obtain maximum benefit to the government for the remainder of the contract.

c. The decision of the Company's Subcontract Manager as to the acceptance of any such proposal under this contract shall be final and not subject to the "Disputes" clause of this contract.

d. Acceptance of any engineering change proposal submitted pursuant to this clause shall be made by issuance of a written modification to this Subcontract. Unless and until such a modification is issued to the Subcontractor, the Subcontractor remains obligated to perform in accordance with the terms of the existing subcontract.

e. If a change proposal submitted pursuant to this clause is accepted and applied to this contract, either the Subcontractor or the government shall be entitled to an equitable adjustment in the subcontract price. When the cost of performance of this subcontract is either increased or decreased as a result of the change, the equitable adjustment increasing or decreasing the contract price shall be in accordance with the "Changes" clause rather than under this clause but the resulting subcontract modification shall state that it is made pursuant to this clause. In those cases when the entitlement to equitable adjustment is essentially equal between the parties there may be no set increase or decrease in the subcontract amount.

f. The Subcontractor is given the option of submitted its engineering change proposal as Value Engineering Change Proposal in accordance with FAR Clause 52.248.1, Value Engineering (MAR 1989) contained in this contract. In such case, that clause shall govern the transaction, including the information to be contained in such a proposal.

MAINTENANCE CHARGE CHANGES

Should Subcontractor's commercial rates for maintenance service comparable to the Maintenance Services be reduced during the term of the Order, the maintenance charges to Company shall be reduced accordingly.

MAINTENANCE CREDIT

If Equipment fails to operate as provided in its specifications, Company shall notify, either orally or in writing, Subcontractor of such inoperativeness or a work-around not provided. If the Equipment remains inoperative, other than through the fault or negligence of Company, for a continuous period of twenty-four (24) hours or longer from the time of Company's notice, Company shall be entitled to credit against the maintenance charges computed as follows:

For each hour during which the Equipment is inoperative, the credit shall be one, two hundred-fortieth (1/240) of the monthly maintenance charges for the Equipment; provided, however, the credit shall in no event exceed one-thirtieth (1/30) of the monthly maintenance charges for the Equipment for any calendar day nor the monthly maintenance charge for the Equipment for any month. Company shall have the option of either (1) extending the term of the Order by applying such credit against the maintenance charges going beyond the term of the Order or (2) reducing the maintenance charges during the term of the Order. Company shall, in addition, be entitled to a credit against the charges for the time any office systems equipment item, regardless of supplier, is rendered inoperative as a result of the inoperativeness of the Equipment.

MAINTENANCE FACILITIES

Company shall provide Subcontractor with adequate storage space for spare parts and adequate working space, including heat, light, ventilation, electric current and outlets for use by Subcontractor's maintenance personnel. These facilities shall be within reasonable distance of the Equipment to be serviced and shall be provided at no charge to Subcontractor.

Company shall not be responsible for any damage to Subcontractor's equipment or materials stored on Company's premises unless such damage is the result of Company's negligence.

MAINTENANCE SERVICES

Subcontractor shall recommend, but Company may designate, the type of Maintenance Services for each item of Equipment.

The types of Maintenance Services from which Company may choose are Preventive Maintenance Service, Remedial Maintenance Service, On-Site Dedicated Maintenance Service or Per Call Service, which are defined below. Subcontractor shall provide such Maintenance Services for the Equipment as is designated in an Order for the term as specified in such Order. Cost of spare parts is included in the charge for Business Day Service, Around the Clock Service and On-Site Dedicated Maintenance Service type plans. Business Day Service is available during the hours from 8 a.m. to 5 p.m., Monday through Friday with the exception of Company's holidays. Around The Clock Service is available twenty-four hours a day, seven (7) days a week including holidays.

Maintenance Services provided under the terms and conditions of this Subcontract may be limited to specific geographic areas and Subcontractor reserves the right to impose additional mutually agreed upon charges for travel outside Subcontractor's normal service areas.

Preventive Maintenance

Preventive Maintenance is defined as maintenance performed by Subcontractor which is designed to keep Equipment in good operating condition, and is to be performed on a scheduled basis.

Subcontractor shall propose to Company for Company's approval a Preventive Maintenance schedule which may be modified by mutual agreement. Preventive Maintenance shall be performed in accordance with the manufacturer's written instructions at reasonable intervals. An appropriate log shall be



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maintained to reflect the date, time, location and nature of such
Preventive Maintenance. This log shall also include the signature of an appropriate Company representative for each Preventive Maintenance call. Subcontractor shall furnish at Company's request the log of Preventive Maintenance calls to be used mutually between Subcontractor and Company for the review of suitability of Preventive Maintenance services. Preventive Maintenance shall be performed by a technician other than the resident technician unless otherwise determined by Company.

The log of Preventive Maintenance shall be maintained by Subcontractor and be made available to Company, at its request, for a period of not less than two (2) years after the termination or expiration of the Maintenance Order.

Remedial Maintenance

Remedial Maintenance is defined as those functions required to repair a malfunctioning piece of Equipment and return it to good operating condition.

When Remedial Maintenance is performed, Subcontractor shall furnish Company a log indicating what Equipment failed and what corrective action was taken to repair such Equipment. Company's representative shall sign such log indicating acceptance of the Services performed and shall be furnished a copy by Subcontractor of the signed log. This log shall serve as the basis for discussion of Subcontractor's performance under the Maintenance Order. This log shall also indicate the time the Equipment was returned as operational and accepted by Company.

Remedial Maintenance shall be performed by a technician other than the resident technician unless otherwise determined by Company.

Subcontractor shall provide on-site response time not to exceed two (2) hours after receipt by Subcontractor of a malfunction notice, either oral or written.

Per Call Service

Per Call Service is defined as maintenance services provided outside contracted Maintenance Services, including holidays, and performed on a time and materials basis at Subcontractor's then current rates.

TECHNICAL INFORMATION, SOFTWARE AND PROGRAMMING AIDS

Subcontractor shall furnish to Company on the agreed-upon delivery date any technical information, programs, routines, subroutines, documentation, or



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related material it has or may develop or modify, necessary for the general use or maintenance of Equipment under Maintenance Service, which are normally furnished to maintenance customers without additional charge.

TRAINING AND ASSISTANCE

Subcontractor shall provide, without additional charge to Company, such training and assistance as it normally provides without charge to maintenance customers.

WARRANTY

Subcontractor warrants to Company that replacement and repair parts and components furnished under an Order shall be free from defects in design (except to the extent designed by Company), material and workmanship and shall conform to and perform in accordance with the specifications. Subcontractor also warrants to Company that such parts and components shall function properly for a period of ninety (90) days unless the Company purchases an extended warranty. Maintenance services shall be performed in a first class, workmanlike manner and that the equipment shall function in a good operating condition during the terms of the Maintenance Order. In warranties, Subcontractor hereby assigns such warranties to Company. All warranties shall survive inspection, acceptance and payment.

Whenever Equipment, repair parts or components under warranty are shipped for repair or mechanical replacement purposes, Subcontractor shall bear all costs, including but not limited to, costs of packing, rigging, transportation and insurance. Subcontractor shall also bear all risk of loss or damage from the time the Equipment, repair parts or components are removed from Company's site until the Equipment is returned to such site.

(Attachment 1-A is confidential and omitted and filed separately with the Commission)